EXHIBIT 10.16

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of the 16th day of April, 2010 by and among Options Media Group Holdings, Inc., a Nevada corporation (“Options”), Scott Frohman, (“Frohman”), and Anthony Sasso (“Sasso”) (Frohman and Sasso may sometimes be referred to herein individually as a “Stockholder” or collectively a the “Stockholders”).

WHEREAS, the parties hereto enter into this Agreement to set forth certain agreements among them with respect to the shares of common and preferred stock of Options (collectively, the “Stock”) owned by them.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF SHARES

1.0           First Right of Refusal; Tag Along Rights

 (a)          Options’s Right of First Refusal.  In the event any Stockholder (an “Offering Stockholder”) receives a bona fide offer (the “Bona Fide Offer”) from a prospective purchaser to purchase Stock equal to, or in the case of preferred stock convertible into, at least 1,000,000 shares of Stock in a single or series of related transactions, and the Offering Stockholder desires to accept such offer, then the Offering Stockholder shall first give written notice of his or her intention to sell to Options and the other Stockholders (the “Other Stockholders”), indicating the name and address of the prospective purchasing third party, the terms and conditions of the sale, any information with respect to said third party’s experience and financial condition available to the Offering Stockholder, together with a copy of the contract of sale (subject to the rights of refusal) and evidence of payment of a deposit thereunder, if applicable.  Options shall have the first right to purchase all or any part of the shares of Stock subject to the Bona Fide Offer at the price and upon the terms set forth in the Bona Fide Offer by giving notice of exercise of such right to purchase (specifying the number of shares of Stock to be purchased) to the Offering Stockholder and the other parties hereto within ten (10) days after receipt of such notice.  The decision of whether or not Options exercises said right to purchase the shares of Stock of the Offering Stockholder shall be made in the form of a resolution adopted by the Board of Directors of Options, except that if the Offering Stockholder is a member of the Board of Directors of Options, he shall recuse himself from such vote or action.

(b)           Stockholders’ Rights of First Refusal.   If Options shall fail to exercise its right to purchase any or all of the shares of Stock subject to the Bona Fide Offer, then each of the Other Stockholders shall have the right to purchase at the price and upon the terms set forth in the Bona Fide Offer such portion of the shares of Stock that are not accepted for purchase by Options as the number of shares of Stock owned by each bears to the total number of shares of Stock owned by all of the Stockholders (not including the shares of Stock owned by the Offering Stockholder) by giving notice of exercise of such right to purchase such shares of Stock (specifying the number of shares of Stock to be purchased) to the Offering Stockholder within five (5) days following the close of the period hereinabove provided for Options’s exercise of its right to purchase such shares of Stock or notice that the above-mentioned option will not be exercised, whichever occurs first.  However, if any Stockholder does not elect to purchase his full proportionate share of such shares of Stock within the period allowed as hereinabove provided, then the Stockholders who elected to purchase shall have the right to purchase (proportionately among themselves unless they shall agree otherwise) all or any part of such shares of Stock as such non-purchasing Stockholder shall have failed to elect to purchase by giving notice of exercise of such right to purchase such shares of Stock (specifying the number of shares to be purchased) to the Offering Stockholder and the other parties hereto within five (5) days following the close of the aforesaid five (5) day period or notice that the above-mentioned option will not be exercised, whichever occurs first.

 (c)           Closing of Transaction.  The closing of the purchase and sale of the shares of the Stock pursuant to Sections 1.0 (a) and (b) above shall take place (i) within twenty (20) days following the date of notice of exercise of the right to purchase; or (ii) the date set forth in the Bona Fide Offer, whichever is later, at the offices of the attorney for the Offering Stockholder or such other time and place as may be mutually agreed upon.

(d)           Tag-Along Rights for Undersubscribed Stock. In the event that Options and the Other Stockholders do not purchase all of the Stock of the Offering Stockholder pursuant to Sections 1.0 (a) and (b) above, then the Offering Stockholder shall give at least 10 days’ prior notice to the Other Shareholders (the “Tag-Along Sale Notice”) specifying the number and the class of shares that were not purchased by Options and the Other Stockholders pursuant to Sections 1.0 (a) and (b) above (the “Undersubscribed Shares”) and notifying them of their right to participate in the sale. The Other Stockholders may elect to participate in the sale by delivering written notice to the Offering Stockholder within 10 days after receipt of the Tag-Along Sale Notice. Notwithstanding anything contained herein to the contrary, in no event shall the holder of unvested shares of Options be entitled to participate in the tag-along rights set forth in this Section 1.0(d).

(i)           If any Other Stockholders elect to participate (each a “Participating Stockholder”) in such sale (a “Proposed Sale”), the Offering Stockholder and each Participating Stockholder shall be entitled to sell, at the same price and on the same terms, an equal  number of shares of Stock (based upon the conversion shares, if preferred stock), provided that if a Participating Stockholder does not have or elect to sell as many shares as are being proposed to be sold by the Offering Stockholder after accounting for the sale(s) by the Participating Stockholders, the number of shares to be sold by the Offering Stockholder and the other Participating Stockholder shall be increased, in equal amounts (or as they may otherwise agree in writing) by the shortfall.

(ii)           The Offering Stockholder shall use his reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any such Proposed Sale, and the Offering Stockholder shall not close the Proposed Sale unless (A) the prospective transferee(s) agrees to allow the participation of the Participating Stockholders or (B) the Offering Stockholder agrees to purchase the number of shares of Options Stock from any Participating Stockholders which the Participating Stockholders would have been entitled to sell pursuant to this Section 1.0(d). Any such purchase under clause (B) above shall be for cash and shall occur at the same time as the Offering Stockholder closes the Proposed Sale.

1.1           Public Sale. Notwithstanding the above limitations, any Stockholder may publicly sell any shares of Options common stock on the Over-the-Counter Bulletin Board or other established trading market or exchange where Options common stock may trade in the future.

1.2.           Permitted Transfers. Any party may at any time transfer all or a portion of his shares of Stock any other party to this Agreement. Any individual owner of shares of Options  may transfer all or a portion of their shares of Options by will or under the laws of descent and distribution and to a trust, partnership, limited liability company, corporation, custodianship or other fiduciary account for the benefit of the holder and/ or his spouse or immediate family member so long as the transferee during his lifetime has full control of such entity or account and the holder agrees to be bound by the terms of this Agreement as if he were a party hereto.  Any transfer of shares of Stock that is not made in accordance with this Agreement or is not otherwise made with the prior written consent of the Other Stockholders shall be null and void and of no force or effect.

ARTICLE II

GENERAL PROVISIONS

2.0           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

(a)	If to Options:	Options Media Group Holdings, inc. 123 NW 13th Street, Suite 300 Boca Raton, FL 33432 Attn: Scott Frohman Facsimile: (561) 892-2618

	With a copy to:	Harris Cramer LLP 1555 Palm Beach Lakes Blvd, Suite 310 West Palm Beach, FL 33401 Attn: Michael D Harris, Esq. Facsimile: (561) 659-1789

(b)	If to Frohman:	Scott Frohman 123 NW 13th Street, Suite 300 Boca Raton, FL 33432 Attn: Scott Frohman Facsimile: (561) 892-2618

(c)	If to Sasso:	Anthony Sasso 6574 N. State Road 7 Suite 278 Coconut Creek, FL 33073

	With a copy to:	Paul Taylor 6400 N. Andrews Ave., Suite 340 Ft. Lauderdale, Florida 33309 Facsimile: 954-978-9001

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

2.1           Modification.  This Agreement contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth herein and all prior negotiations, agreements and understandings are superseded hereby.  This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

2.2           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Florida applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. each party hereto hereby irrevocably consents and submit to the jurisdiction of any Florida or Federal court located in Palm Beach County, Florida over any action or proceeding arising out of any dispute between the parties hereto, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction.  Each party hereto further irrevocably consent to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

2.3           Binding Effect; Assignment.  This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any Party except with the prior written consent of the other parties hereto or as otherwise provided in Section 1.1

2.4           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

2.5           Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

2.6           Waiver.  The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

2.7           No Agency.  This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

2.8           Termination.  This Agreement shall terminate on December 31, 2015.

2.9           Force Majeure.  Options shall be excused from any delay in performance or for non-performance of any of the terms and conditions of this Agreement caused by any circumstances beyond its control, including, but not limited to, any Act of God, fire, flood, or government regulation, direction or request, or accident, interruption of telecommunications facilities, labor dispute, unavoidable breakdown, civil unrest or disruption to the extent that any such circumstances affect the Options’ ability to perform its obligations under this Agreement or the ability of the SEC to perform its responsibilities under the Securities Act.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer

By:	/s/ Scott Frohman
Scott Frohman

By:	/s/ Anthony Sasso
Anthony Sasso